Exhibit 99.1

Citadel Broadcasting Corporation

CITADEL BROADCASTING ANNOUNCES PRICING OF $400,000,000 AGGREGATE

PRINCIPAL AMOUNT OF SENIOR UNSECURED NOTES

LAS VEGAS, NV, December 6, 2010 – Citadel Broadcasting Corporation (“Citadel”) today announced that it has priced $400 million aggregate principal amount of its previously announced offering of senior unsecured notes (the “Notes”) due 2018. The Notes were priced at par value and will bear interest at a rate of 7.75% per annum payable semi-annually on June 15th and December 15th, commencing on June 15, 2011.

Citadel expects to use the proceeds of the offering as well as a new $350 million term loan to refinance $750 million of existing higher-cost debt. In addition, Citadel will have access to a $150 million new revolving credit facility, which will be undrawn at closing.

The Notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-looking Statements

This press release, as well as other statements made by Citadel may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Citadel’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to Citadel’s operations and business environment, which may cause the actual results of Citadel to be materially different from any future results, express or implied, by such forward-looking statements. These risks and uncertainties include, but are not limited to, (i) our ability to consummate the notes offering and enter into the credit facility governing the term loan (the “Credit Facility”) on terms satisfactory to us or at all; (ii) our ability to satisfy the respective closing conditions for the Notes offering and the Credit Facility; (iii) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; (iv) changes in the financial markets; (v) fluctuations in interest rates; and (vi) those matters discussed under the captions “Forward-Looking Statements” and “Risk Factors” in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the third quarter of 2010, filed with the SEC on November 15, 2010.

Contacts:

Anna Cordasco/Jonathan Doorley

Sard Verbinnen & Co

(212) 687-8080